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EXHIBIT 11.2

                  VARI-LITE INTERNATIONAL, INC.
             COMPUTATION OF INCOME PER COMMON SHARE
        FOR THE SIX MONTHS ENDED MARCH 31, 1997 AND 1998
            (In thousands except share data)

                                                              1997         1998
                                                              ----         ----
Income before extraordinary loss........................     $1,745        $837

Net income..............................................     $1,745        $100

Weighted average shares outstanding.....................  5,806,132   7,624,179

Dilutive effect of stock warrants after application of
 treasury stock method..................................     19,473      14,193

Shares used in calculating diluted income per share.....  5,825,605   7,638,372

Basic income per share before extraordinary loss........      $0.30       $0.11

Diluted income per share before extraordinary loss......      $0.30       $0.11

Basic net income per share..............................      $0.30       $0.01

Diluted net income per share............................      $0.30       $0.01


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